Exhibit 99.1

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EDITED TRANSCRIPT

SWHC—Q4 2012 SMITH & WESSON HLDG CORP Earnings Conference Call

EVENT DATE/TIME: JUNE 28, 2012 / 9:00PM GMT

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JUNE 28, 2012 / 9:00PM, SWHC - Q4 2012 SMITH & WESSON HLDG CORP Earnings Conference Call

CORPORATE PARTICIPANTS

Liz Sharp Smith & Wesson Holding Corporation—VP, IR

James Debney Smith & Wesson Holding Corporation—President, CEO

Jeff Buchanan Smith & Wesson Holding Corporation—EVP, CFO, Treasurer

CONFERENCE CALL PARTICIPANTS

Scott Hamann KeyBanc Capital Markets—Analyst

Cai von Rumohr Cowen and Company—Analyst

Rommel Dionisio Wedbush Securities—Analyst

Reed Anderson Northland Securities—Analyst

Jim Barrett CL King and Associates—Analyst

Mike Green Benchmark—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth-quarter 2012 Smith & Wesson Holding Corporation earnings conference call. My name is Jeff, and I’ll be your coordinator for today. At this time, all participants are in a listen-only mode. Later we will facilitate a question-and-answer session. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to your host for today, Ms. Liz Sharp, VP of Investor Relations. And you have the floor, ma’am.

Liz Sharp—Smith & Wesson Holding Corporation—VP, IR

Thank you, and good afternoon. Our comments today may contain predictions, estimates and other forward-looking statements. Our use of words like anticipate, project, estimate, expect, intend and other similar expressions is intended to identify those forward-looking statements.

Forward-looking statements also regarding include statements regarding sales, margins, expenses and earnings for future periods; our product development and strategies; and liquidity and anticipated cash needs and availability. Our forward-looking statements represent our current judgment about the future, and they are subject to various risks and uncertainties. Risk factors and other considerations that could cause our actual results to differ be materially different are described in our securities filings, including our Forms S-3, 8-K, 10-K and 10-Q. You can find those documents, as well as at replay of this call, on our website at smith-wesson.com.

Today’s call contains time-sensitive information that is accurate only as of this time. And we assume no obligation to update any forward-looking statement contained herein. Our actual results could differ materially from our statements today.

Now I will turn the call over to our President and CEO, James Debney.

James Debney—Smith & Wesson Holding Corporation—President, CEO

Good afternoon. Thank you for joining us and for your interest in our Company. With me on the call today is Jeff Buchanan, our Chief Financial Officer, who, later on, will provide a recap of our financial performance and an updated outlook.

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JUNE 28, 2012 / 9:00PM, SWHC - Q4 2012 SMITH & WESSON HLDG CORP Earnings Conference Call

Fiscal 2012 marked a very encouraging year for Smith & Wesson, and clearly demonstrated the strong positive impact that came from focusing intently on our firearms business. Our strategic objectives, designed to drive shareholder value, remain as follows — focus on our core firearms business; deliver truly exceptional, high-quality products; grow with the expanding market, but, more importantly, take market share; and continue improving our growth and operating margin.

In the process of executing our strategic plan, we have achieved a number of records in this past fiscal year. For example, we shipped well over 1 million units, a record volume. And we delivered record full-year sales from continuing operations in the process. Our revenue growth, over 20%, was driven by strong sales in the consumer channel of our M&P polymer pistols and our M&P modern sporting rifles. This result is completely aligned with our strategic direction.

Turning now to the fourth quarter, our results reflect a material financial improvement, and clearly demonstrate progress on a number of our key strategic and operational initiatives. Here are some of the highlights — we exceeded the high end of our sales guidance, the result of a great job by the operations team of accelerating our planned increases in manufacturing capacity and outsourcing capability.

Strong sales and capacity expansion contributed to improved gross margins and record-level net income from continuing operations. We more than doubled our backlogs, sequentially, to $439 million, setting yet another record. We launched the M&P Shield, a new polymer pistol with an easily concealed 1-inch profile. This was described in one industry publication as setting a new industry standard. And full credit goes to our engineering and marketing teams. We also completed preparations for the launch of our new SDVE line of polymer pistols, a replacement for the 18-year-old Sigma series.

We significantly improved operating and free cash flows versus the year-ago quarter, allowing us to consider purchasing some of our debt on the open market, which we did after the end of the quarter.

We worked with the NRA on a significant sponsorship deal to enhance the presence of our M&P brand with both the professional community and the growing group of new female shooters. We entered into talks with Walther on the long-term viability of our strategic alliance. And, finally, we made significant progress with the divestiture of Smith & Wesson Security Solutions.

Based on our recent successes, our strategic direction, and our current outlook for the business, today we are providing fiscal 2013 guidance that calls for double-digit growth in revenue and net income.

So, with that, I’ll ask Jeff to review the financial results.

Jeff Buchanan—Smith & Wesson Holding Corporation—EVP, CFO, Treasurer

Thank you, James. Please note that I will be giving the financial results for only our continuing operations. For results of discontinued operations, please refer to our 10-K, which will be filed this afternoon. Revenue for the quarter was $129.8 million. This is an increase of $28.1 million, or 27.7% over the prior year. We exceeded our upwardly revised revenue expectations through excellent operational efforts, in bringing forward capacity increases and managing outsourced suppliers.

Our gross margins were 36.1%, over five percentage points higher than Q4 of last year. Gross margin dollars were helped by one-time benefits totaling $3.7 million relating to reductions in inventory, warranty and product liability reserves. Even without those one-time benefits, however, we had solid margin gains. The higher volume of production helped with our overhead absorption. And, in addition, cost-saving efforts reduced promotion costs; and a favorable product mix also contributed to the improved gross margin.

Our operating expenses in the quarter totaled $21.2 million, or 16.3% of revenue versus $23.2 million, or 22.9% of revenue last year. That’s — even though we had greater profit sharing and incentive expenses — actual SG&A costs were significantly lower because of Company-wide cost saving efforts and reduced legal expenses relating to the DOJ SEC investigations.

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JUNE 28, 2012 / 9:00PM, SWHC - Q4 2012 SMITH & WESSON HLDG CORP Earnings Conference Call

Our tax rate for the quarter was 27.4%, primarily because of the tax losses relating to the move of our Thompson/Center business to Springfield, and tax restructuring relating to the inter-company ownership of the Thompson business.

Net income in Q4 was $17.8 million, or $0.27 per share, compared with net income of $4.4 million, or $0.07 per share last year.

Non-GAAP adjusted EBITDAS was $31.2 million, compared with $14.9 million last year. Our definition of adjusted EBITDAS excludes costs we consider to be unusual or one-time. Reconciliation to GAAP net income can be found in our press release, which has been posted on our website.

Now just a few quick comments on the year — our fiscal year 2012 revenue was $412 million, a 20.4% increase over the prior year. Our gross margin for the year was 31.1%, compared with 30.6% last year. Our diluted EPS for 2012 was $0.40, as compared with $0.13 last year. And our adjusted EBITDAS was $68.4 million compared with $42.1 million last year.

So now I will discuss a few balance sheet items. At the end of the quarter, we had $107.4 million in working capital and no borrowings under our credit facility. Free cash flow in the quarter was $25.8 million, and our cash balance at the end of the quarter was $56.7 million. Capital expenditures for the year were $14.4 million — were focused primarily on capacity expansion. While fiscal 2013 CapEx will include some capacity expansion investments, it will also include a significant investment in the maintenance and health of our infrastructure and systems, especially in operations and IT. In fact, we will be implementing a new ERP system in our operations over the next 18 months, in order to improve our managements’ processes and systems.

And thus, based on our current guidance, we expect capital expenditures to increase in fiscal 2013 and to be in the range of $27 million to $29 million.

Based on our strengthened balance sheet, we went into the bond market after the end of the year, and sought to purchase our 9.5% bonds. Although the market in our bonds is very thin, we have managed to recently acquire $6.4 million of bonds. We will continue to look for more bonds to acquire. But, of course, we will always continue to evaluate the best use of cash, based on the relevant circumstances at any particular time.

Now just a quick comment on our discontinued operations — as we’ve noted previously, we decided in the second quarter to divest our Securities Solutions business. And we engaged Wedbush to act as our advisor. We have identified a potential buyer with whom we are negotiating. We expect that the purchase price will be less than $10 million.

With that, I’ll turn the call back over to James for a discussion of our operational results.

James Debney—Smith & Wesson Holding Corporation—President, CEO

Thank you, Jeff. The fourth quarter continued to see an enhanced demand firearms, as gauged by NICS background checks and by our own increase in backlog. Orders continued to outstrip our ability to supply to the majority of our product portfolio — most notably our M&P polymer pistols, our M&P Shield, our BODYGUARD 380, our revolvers, and our M&P modern sporting rifles. These accounted for over 70% of our backlog at the end of fiscal 2012.

We believe that the strong consumer buying has been driven by a number of macro influences, including political, social and economic. Certainly, we believe the recent political environment has been favorable at both a state and federal level, highlighted by the upcoming presidential election. More important to our industry is the social element. We believe that the user base has expanded dramatically. And this has likely been driven by increases in female ownership and the entry of a younger generation of new owners. We believe this higher level of social acceptance is clearly demonstrated in the adoption rates to conceal and carry firearms. This is a factor that we think could drive industry growth for years to come.

Lastly, the economic environment appears to have resulted in a migration to lower price points, where the consumer seeks a combination of value and quality. As I said last quarter, increasing our production in the face of the strong demand for our products in Q4 was a primary objective. I’m pleased to say we continued to make good progress by increasing our demonstrated daily throughput by 9% when compared to the prior sequential quarter.

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JUNE 28, 2012 / 9:00PM, SWHC - Q4 2012 SMITH & WESSON HLDG CORP Earnings Conference Call

We have achieved this through a hybrid model which provides a balance between internal production and enhanced production from our critical component suppliers.

In terms of unit sales of Smith & Wesson and Thompson/Center firearms into the consumer channel, our growth for the fourth quarter on a year-over-year basis came in at 27.2%. This compared favorably to the unit growth of adjusted mix or FBI background checks of 21.1% for the same period, showing that we not only kept pace of expansion of the market in Q4, but that we did, in fact, take market share.

In terms of dollars, sales in our domestic consumer channel during the fourth quarter was strong at $107.4 million, which is 39.2% higher than last year. That growth was driven by increased customer demand, especially for our M&P polymer pistols and our M&P modern sporting rifles.

In our professional channel — which includes international sales but also has an element of consumer sales — fourth-quarter revenue was $11.3 million, an increase of 3.6% compared with last year. Our sales to law enforcement and government agencies reflects our success with meeting the most demanding standards for performance, safety, and durability. Our effort to satisfy the requirements of these professional users translates to higher product performance for our consumer users as well. We believe this strategy supports growth in the consumer channel.

So now I’d like to move it to a discussion of new products, which are vital to the health of our future financial performance. At the NRA show in April we launched the M&P Shield, our newest polymer pistol, available in 9mm and .40 S&W. The new M&P Shield delivered the professional grade features found in the M&P pistol series — simple operation and reliable performance, all in a slim profile. Acceptance of the M&P Shield in the market has been tremendous. In fact, the May 29th edition of AmmoLand applauded the well-coordinated product launch; and in reviewing the M&P Shield, wrote that it sets a new standard in the firearm industry.

During the quarter we also completed preparations for the May launch of our new SDVE line of semiautomatic pistols. This replacement to our Sigma series is chambered in 9mm and .40 S&W, and it’s designed for personal and home protection. The SDVE combines attractive price points with enhanced features, especially the trigger pull. Our product strategy remains the same — balanced growth from new products with growth from our existing high-value product portfolio, particularly our M&P pistols, where we see opportunities for market share gain.

And now let me update you on Walther. We have had a long and successful relationship with Walther, one that began at a time when Smith & Wesson did not have a strong polymer pistol offering. We have three agreements — one naming us as the exclusive US distributor of Walther products; one for our manufacturer of the M&P series of pistols at our Houlton, Maine facility; and one for Walther’s manufacture of the M&P .22.

For many years now, this arrangement has been beneficial for both companies. But now we have very strong polymer pistol family in our M&P line. And that family of products has earned the respect of both the professional and consumer communities. As a result, our companies agreed that now is an appropriate time for us to modify our relationship. We will allow the distribution agreement to expire at the end of our fiscal 2013. However, we do intend to continue our respective manufacturing agreement for an additional two years.

Lastly, turning to backlog — and I want to remind everyone, as we often do, that backlog is cancelable until shipped — backlog at year-end totaled $439 million, an increase of $252 million or 135% compared with the end of the fourth quarter last year, an increase of $240 million, or 121% over the prior sequential quarter.

We work closely with our customers to anticipate orders for a rolling 12-month period. While this initiative has been tremendously helpful in planning our production levels, our backlog has continued to grow. We will continue to take the steps and operations that I’ve outlined today to address the backlog that exceeds our current capacity.

And now, I’ll ask Jeff to provide our financial outlook.

Jeff Buchanan—Smith & Wesson Holding Corporation—EVP, CFO, Treasurer

Thank you, James. In our outlook for the upcoming full year, we expect net sales of between $485 million and $505 million, which would provide revenue growth of over 17%. Based on our operating margin assumptions, that level of sales should allow us to hit EPS between $0.60 and $0.65.

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JUNE 28, 2012 / 9:00PM, SWHC - Q4 2012 SMITH & WESSON HLDG CORP Earnings Conference Call

This assumes the continuation of robust sales in the fall, prior to the election, and then a return between more normalized industry — growth rate after that.

For the first quarter of 2013, we expect net sales of between $125 million and $130 million, which would represent revenue growth in excess of 36%, with EPS expected to be in the range of $0.16 to $0.19. For both the quarter and year, we estimate the tax rate at approximately 38%, and the number of shares at 67 million. As a reminder, we have our usual two-week shutdown in August, and multiple holiday shutdowns in November and December, reducing our capacity in each of the second and third quarters by approximately 12% to 15%.

Finally, let me give you some color on our longer-term financial model. Given our current outlook, we are accelerating the time frame in which we expect to deliver on our improved business model. And here, I’m referring to the financial model in our investor presentation that outlined our goals over the next five years. We have now revised that model, which you can find in an updated presentation just posted our website.

In that revision — and while there may be some variability quarter to quarter — our operating margin goals are 15% or higher on a consistent basis in 12 to 18 months, and 18% on a consistent basis in the next 3 to 5 years. We think we would need a revenue run rate that was about 20% to 25% higher than our 2012 net sales in order to achieve our 18-month goals. For the longer-term goals, we believe that we need a revenue run rate that has an additional 20% beyond that.

And with that, I’ll turn the call back over to James.

James Debney—Smith & Wesson Holding Corporation—President, CEO

Thanks, Jeff. I want to thank the entire Smith & Wesson team for delivering a year of growth, improved profitability, and continued product innovation. We look forward to another successful year.

That concludes our prepared remarks, so now let’s the call to questions from our analysts.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Scott Hamann, KeyBanc Capital Markets.

Scott Hamann—KeyBanc Capital Markets—Analyst

Good afternoon, guys. Just a few questions here. Number one, capacity utilization — I know you probably don’t want to give a number — but with the addition you had sequentially in the fourth quarter, and some of the things you’ve been doing on the outsourcing, where are we right now? How are you thinking about that as we are approaching fiscal 2013, given some of the uncertainty in the back half of the year?

James Debney—Smith & Wesson Holding Corporation—President, CEO

Sure. (inaudible) about the utilization remains very high. That’s something we stated very clearly on our last call. But how we’re thinking about 2013 is — we’re looking, as Jeff said, at a range of CapEx of $27 million to $29 million. A large chunk of that goes to our ERP implementation, which everybody knows can be costly. The rest, though, does have an operations focus, and that’s where some of our capacity increases will come. And as we stated before, we have a hybrid approach to the capacity ramp. It requires a balance. Certainly, some of our CapEx will go to making sure that we don’t over-rely on outsourcing to satisfy the future growth.

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JUNE 28, 2012 / 9:00PM, SWHC - Q4 2012 SMITH & WESSON HLDG CORP Earnings Conference Call

Also, by doing that, it gives us a favorable absorption opportunity. So we have to think about our improving margins here. As we go on to think about some of the other uses of CapEx in the context of operations, it’s the normal uses — retiring assets, some that have come to the end of their useful life; cost improvements, so, again, looking for some improved margins; infrastructure improvements, the building is approximately 60 years old; new products, obviously — we’re very excited about the pipeline of new products that we have; tooling to increase our production flexibility within our base capacity; and, of course, overall, increase our base capacity, so that we can meet our growth objectives that Jeff discussed earlier in the call.

We do have one new use that we’re not going to discuss any of the details on, but we’re taking some of our first steps towards vertical integration as well. And again, that moves us towards improving margins. That’s pretty exciting for us. But as I said, too early to discuss details; but we’ll update on future calls. Everything I’m talking about here is obviously baked into our financial model that Jeff described earlier.

Scott Hamann—KeyBanc Capital Markets—Analyst

Okay, fair enough. And then, Jeff, just in terms of your fiscal 2013 guidance — gross margin, can you give us a sense of where you think that’s going to be for the year? And then what some of the bigger pockets might be, when we’re looking year over year in terms of efficiency gains? Or is there going to be some [price] in there? Is it all volume-driven? Just some thoughts around that, please.

Jeff Buchanan—Smith & Wesson Holding Corporation—EVP, CFO, Treasurer

Right. Well you know, as you can see, we’re no longer providing gross margin and operating expense targets. Rather, we’re just kind of doing top line and bottom line. But I think the best way for you to think about it is to look at the model, because the model has all the targets for each line, coming down to 15%.

So it has, for example, 33% gross margin. It has 18% OpEx. Now, so that’s more of a — like I said — 12- to 18-month outlook. You can probably take that and, based on our forecast for the first quarter, think — gain an idea of what we’re — I’m thinking about.

Scott Hamann—KeyBanc Capital Markets—Analyst

Okay, thanks. All right.

Operator

Cai von Rumohr, Cowen and Company.

Cai von Rumohr—Cowen and Company—Analyst

Yes, thank you. Could you give us a little bit of color with the change in the Walther relationship? What should we — how should be think about, when we model it, what that will do to your sales in fiscal 2013? And how should we think about the new replacement products for Sigma — what that will do, and how that will phase in?

James Debney—Smith & Wesson Holding Corporation—President, CEO

Just to be clear on Walther, there are three agreements. The one that is about to expire is the distribution agreement for products made in Germany. The one we continue with is the agreement we have to manufacture the PPK at Houlton, Maine. And the other one is the agreement for Walther to manufacture the M&P.22 in Germany.

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JUNE 28, 2012 / 9:00PM, SWHC - Q4 2012 SMITH & WESSON HLDG CORP Earnings Conference Call

For Walther overall — as I say, it’s been a good relationship. It’s been beneficial to both companies. But it’s a shrinking piece of business. It peaked in fiscal 2010 at $44 million. In fiscal 2012, it was $32 million. So you can see there’s been a significant erosion in the top line there. Certainly, as we think about fiscal 2013, it will be no more than last year. And you really must think about backing out the PPK revenue, which remains with us for another two years. And that was approximately 15% of last year’s revenue, when it just comes to Walther.

So, we have a piece of business here which, really, is smaller than the revenue generated by our BODYGUARD 380, a single SKU, just to put everything into perspective. It’s really the result of the space becoming very crowded and a competitive environment. To be perfectly honest, we compete against Walther. Please remember, though, it has a lower gross margin business. We said that on the last call, as we made a relative statement about gross margins. And, certainly, life without Walther in the future is already baked into the financial model that Jeff described.

Cai von Rumohr—Cowen and Company—Analyst

Terrific. And then that question about the Sigma replacement?

James Debney—Smith & Wesson Holding Corporation—President, CEO

Yes. Cai, it’s really just a straight replacement, to be honest. We wanted to replace the Sigma. It’s been a long-standing product for the Company. It did have some opportunities to make an enhancement to that product, and that’s what we did; and we do highlight the trigger pull. It does have some other significant benefits that we really took from the SD range of polymer pistols that we did discontinue last year, and have transitioned those over to this replacement, the SDVE for the Sigma series.

Cai von Rumohr—Cowen and Company—Analyst

One other quick one — you mentioned twice, you know, the reception for the Shield was fantastic. Can you put some more specifics behind that?

James Debney—Smith & Wesson Holding Corporation—President, CEO

No, not at this time, Cai, sorry. We will look to in the future. What I can say is, obviously, we continue our ramp through this first quarter. It’s really a product that’s very, very early in its product lifecycle with us. So we’re obviously well towards the end of what we would say is the launch process. And now we’re taking over, as the capacity ramps. We will look to accelerate it where we can, given the tremendous reception we’ve had from the trade — and the consumer, especially, which is most important to us.

Cai von Rumohr—Cowen and Company—Analyst

Terrific, thank you.

Operator

Rommel Dionisio, Wedbush Securities.

Rommel Dionisio—Wedbush Securities—Analyst

Thanks, good afternoon. Is it possible to quantify the percentage of componentry that is now outsourced, compared to maybe where it was a year ago? And also, what sort of steps are you guys taking to ensure that the product quality of the components that your outsourcing to third-party providers is on par with what you guys are producing internally?

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JUNE 28, 2012 / 9:00PM, SWHC - Q4 2012 SMITH & WESSON HLDG CORP Earnings Conference Call

James Debney—Smith & Wesson Holding Corporation—President, CEO

Sure, Rommel. We don’t break out the split between in-house production and outsourced components. It’s something we really don’t want to reveal, because — obviously, the competitive nature of it. As regards to incoming, inbound components, they are subject to 100% incoming inspection process, which is very, very rigorous and very, very robust. We also do a number of audits. And you have to remember, going to right the way back to the whole selection process for the vendors that we selected to (inaudible) very strict. There was a selection process for these vendors to make sure that they can produce the quality and deliver the products on time.

Rommel Dionisio—Wedbush Securities—Analyst

Good. Thanks very much, James.

Operator

Reed Anderson, Northland Securities.

Reed Anderson—Northland Securities—Analyst

Good afternoon — terrific quarter, finish of the year. One question on — getting back to the Shield, to Cai’s question — where are you at, specifically, with that product, in getting more out in the marketplace? Because, just anecdotally, the buzz is incredibly good, but very difficult to find. I’m just curious if you — where are we at in getting that product more available, so that we can really see the sales cycle ramp there?

James Debney—Smith & Wesson Holding Corporation—President, CEO

Yes, it’s really all I said earlier, is we are in the ramp. We see the buzz. We think it’s fantastic. The guys did a great job in the launch process. We are exceptionally happy with the response by the consumer and other customers. So it’s just a ramp process, and we can’t really go into the detail of that ramp process. It’s just too new, too early in it. Depending on the volumes we do achieve with that product going forward, then we may carve it out as a separate category (multiple speakers).

Reed Anderson—Northland Securities—Analyst

Just a follow-up on that, James; when you look at the person who’s buying that product — and, again it’s very early — but is that someone who’s a hard-core firearms owner and is adding this because it’s such a new feature, new gun for you folks? Or is it bringing in a new buyer you didn’t have in the past? Just some color on what you’re seeing with the initial purchases.

James Debney—Smith & Wesson Holding Corporation—President, CEO

Yes, Reed, it’s really both. We talk with dealers on a regular basis. We were with some recently, just a couple of weeks ago. And they were saying, they’re seeing very different types of customers coming in and purchase it; from the first-time buyer — we had one story where somebody came in, the first firearm they purchased happen to be the M&P Shield. They came back just over a month later, I believe, and they said they wanted to upgrade to a full-size polymer pistol. And they ended up buying two M&P full-sized pistols. So it’s definitely the first-time buyer. It’s also definitely what we would describe as your more hard-core firearms collector who is adding to that collection; a lot of interest.

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JUNE 28, 2012 / 9:00PM, SWHC - Q4 2012 SMITH & WESSON HLDG CORP Earnings Conference Call

Reed Anderson—Northland Securities—Analyst

And then, just one quick question, probably for Jeff. In the comments on gross margin, you had mentioned mix as that kind of the last item mentioned as a positive. Just curious — just clarify what you mean by that. Is it mix-specific product, new product, or is it brands? I’m just curious what you meant by that.

Jeff Buchanan—Smith & Wesson Holding Corporation—EVP, CFO, Treasurer

Basically, obviously, what I meant is a mix of higher margin. We sold more higher-margin products. So we haven’t typically identified what the margin is on various products, so I can’t really go into that. But what I’m basically saying is, the products that had higher margins, we sold more of them.

Reed Anderson—Northland Securities—Analyst

Okay. We’ll leave it at that, then. All right, well thanks very much. We’ll see you tomorrow.

Operator

Jim Barrett, CL King and Associates.

Jim Barrett—CL King and Associates—Analyst

Good afternoon. James, you mentioned you thought, post the elections, that the growth would return to — at least for the market — return to more normalized levels. What are the assumptions in that regard?

James Debney—Smith & Wesson Holding Corporation—President, CEO

Well, when you think about the historical growth rate that we’ve observed in 2005 to 2010 — which is an average of 11% — and those out, as you think back to the election at the end of 2008, that that played a part there. An election certainly has an influence. We all know that. But people do tend to focus on just discussing the short-term impact. The long-term impact is actually more exciting. It’s new users and owners of firearms driving the expansion of the user base. It really does act as a catalyst to increasing the social acceptance. It’s a very dynamic environment. And when we think about the future, it’s the social acceptance of firearms we get most excited about, as we act and behave and think like a consumer products company.

So, over and over, at the moment we still hear the same story — people are coming into the store for whatever their reason, it could be politically related. They buy for the first time, but they become a repeat purchaser. Our research validates this. It’s great for the industry. And it’s even better for a firearm company who focuses on strengthening that brand and bringing exciting new products to the consumer.

Jim Barrett—CL King and Associates—Analyst

Agreed. Now, in terms of your current sales growth, are there any major differences between independent dealers and large sporting goods retailers?

James Debney—Smith & Wesson Holding Corporation—President, CEO

I would say not. They’re both, in terms of their growth — if we would just to talk about their growth — that both groups are growing, and doing well when it comes to firearm sales. We seek a balance Cabela’s, for example — I use them as the example for the big box — they are certainly adding more stores. You got to — talk about some of these larger, independent retailers — are either adding more stores or refurbishing existing stores by making additions, or moving premises to larger stores. You see a lot of them also adding shooting ranges. That’s becoming a key, as people want to actually experience shooting a firearm for the first time, as well as purchasing one.

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JUNE 28, 2012 / 9:00PM, SWHC - Q4 2012 SMITH & WESSON HLDG CORP Earnings Conference Call

Jim Barrett—CL King and Associates—Analyst

Well, thank you very much.

Operator

(Operator Instructions). Mike Green, Benchmark.

Mike Green—Benchmark—Analyst

Thanks, congratulations on the quarter.

James Debney—Smith & Wesson Holding Corporation—President, CEO

Hi, Mike.

Mike Green—Benchmark—Analyst

Where do you see growth in MSRs in the future? Is it the adoption of the rifle by existing shooters that previously stuck with more traditional rifles? Is it new shooters? Or is it, possibly, expanding the product offering by Talberts to get that second or third MSR into a shooter safe?

James Debney—Smith & Wesson Holding Corporation—President, CEO

Growth will come on multiple fronts, we believe. Certainly, as you think back to the launch of our M&P 15 Sport, we took — we hear we created an offering at an extremely attractive price point for the consumer. And there’s no doubt that the economy is a factor, in terms — I mentioned before, with consumers migrating to lower price points but still looking for value. That certainly met that consumer need. And that’s been a great vehicle of growth for us when it comes to MSRs.

Certainly, in terms of recreation, the rifle — the modern sporting rifle is extremely popular. And we do see the use for hunting ever-expanding, and that’s quite an exciting one, and one that we’re monitoring closely.

Mike Green—Benchmark—Analyst

Great. Thanks. And then, switching to the Shield, could be existing design be adapted to a larger or a smaller caliber pretty easily?

James Debney—Smith & Wesson Holding Corporation—President, CEO

It really comes in at nine and a 40 — a 9mm and a .40 S&W already. So, were you saying, could it be a .45, for example?

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JUNE 28, 2012 / 9:00PM, SWHC - Q4 2012 SMITH & WESSON HLDG CORP Earnings Conference Call

Mike Green—Benchmark—Analyst

Right, or a .380.

James Debney—Smith & Wesson Holding Corporation—President, CEO

Yes, it wouldn’t be — the frame size is not actually suitable for a .45. It’s not big enough.

Mike Green—Benchmark—Analyst

Okay, thanks. And just one last quick question — I may have missed it in the earlier comments — did you sell the USR business in the quarter?

Jeff Buchanan—Smith & Wesson Holding Corporation—EVP, CFO, Treasurer

Yes, we still own it. We are currently negotiating with a potential buyer. So we’ve identified the buyer in our current negotiations with that buyer.

Mike Green—Benchmark—Analyst

Great, thanks.

Operator

Ladies and gentlemen, that concludes the Q&A portion of the call. I’d now like to turn the presentation over to Mr. James Debney for closing remarks.

James Debney—Smith & Wesson Holding Corporation—President, CEO

Thank you, Operator. And thanks, everyone, for joining us today. We look forward to speaking with you next quarter, and seeing some of you tomorrow. Thank you.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.

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